Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Advasa Holdings, Inc. on Form S-1 (File No. 333-292013) of our Report of Independent Registered Public Accounting Firm, dated June 24, 2026, on the consolidated balance sheets of Advasa Holdings, Inc. as of March 31, 2026 and 2025, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

July 13, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com